Exhibit 10(c)(i)

AMENDMENT NO. 4

TO THE

ARROW ELECTRONICS STOCK OWNERSHIP PLAN

As Amended and Restated through September 9, 2009

The Arrow Electronics Stock Ownership Plan, as amended and restated through September 9, 2009 (the “Plan”), is hereby amended, effective December 31, 2012, in the following respects:
1.    The Introduction of the Plan is revised by adding the following thereto:
“Effective December 31, 2012, the Plan shall be frozen so that no Employees shall be permitted to become Plan Members or recommence active Membership and no further contributions shall be made on behalf of Plan Members.”
2.    Section 2.1 is revised by adding the following thereto:
“Notwithstanding any provision in the Plan to the contrary, no Employee shall be permitted to become a Member or recommence active Membership after December 31, 2012.”
3.    Section 3.1 is revised by adding the following thereto:
“Effective December 31, 2012, the Plan shall be frozen and no further contributions shall be made to the Plan.”
4.    Section 4.3 is revised by adding the following thereto:
“Notwithstanding anything in the Plan to the contrary, effective December 31, 2012, forfeitures shall not be allocated to the Accounts of Members.”
5.    Section 4.10.2 is revised by adding the following thereto:
“Notwithstanding the foregoing, each Member who is an Employee on December 31, 2012 or who terminated employment with an Employer with an Account balance and has incurred less than five consecutive One-Year Breaks in Service on December 31, 2012 shall be fully vested in the value of his Accounts.”
6.    Section 4.11 is revised to read as follows:
“4.11 Diversification of Investments.
4.11.1 Election by Member. A Member may direct the Plan to diversify the investment of all or any portion of his Accounts that is invested in Common Stock at any time.

The election to diversify his Account under this Section 4.11 and rules applicable thereto shall also apply to an alternate payee described in Section 9.5 and to a Beneficiary of a deceased Member. A Member's election under this Section 4.11 shall be subject to such uniform conditions and procedures established by the Committee.
4.11.2 Transfer of Account. Whenever a Member makes an election pursuant to this Section 4.11, the Committee shall, within 90 days after the Committee receives such election, sell the number of shares for which diversification has been elected and directly transfer the proceeds, net of brokerage fees, to the Member's rollover contributions account in the Arrow Electronics Savings Plan. In lieu of such a sale, the Committee may credit the Member with cash derived from dividends in an amount equal to the value of such shares, and apply the cash to the Arrow Electronics Savings Plan as though it were sale proceeds. If the Member has no account under the Arrow Electronics Savings Plan, an account under such plan shall be opened for him prior to the transfer from this Plan.
7.    Section 6.3.3 is revised to read as follows:
6.3.3    Application of Forfeitures. Effective January 1, 2012, all forfeitures, whether pursuant to the foregoing provisions of this Section 6.3 or otherwise, shall be applied (i) to pay administrative expenses of the Plan that the Company does not elect to pay in lieu of payment by the Plan (including reasonable administrative expenses incurred or authorized by the Committee under Section 10.3), and/or (ii) to reduce future employer contributions under the Plan, including, without limitation, any reinstatement of previously forfeited amounts.”